Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of JanOne Inc. (formerly known as Appliance Recycling Centers of America, Inc. and Subsidiaries) (collectively, the “Company”) of our report dated March 29, 2019, except for Note 1, in the Restatement paragraph, and Note 15, in the Other commitments paragraph, as to which the date is November 15, 2019, relating to the consolidated financial statements of the Company, appearing in the Annual Report on Form 10-K of the Company for the year ended December 28, 2019.

We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/SingerLewak LLP

Los Angeles, California
December 23, 2020